Exhibit 99.1
BankUnited Announces Election of
Dr. Germaine Smith-Baugh to its Board of Directors

MIAMI LAKES, Fla. (May 16, 2023) – BankUnited Inc. (NYSE: BKU) today announced the election of Germaine Smith-Baugh, Ed.D. to its Board of Directors.

“Dr. Baugh has more than 25 years of experience in executive leadership, nonprofit management, board governance and financial administration,” said Rajinder P. Singh, BankUnited President, Chairman and CEO. “We have collaborated with her in her capacity as President and CEO of the Urban League of Broward County to serve the community and she will be an important voice as we continue to shape the vision of our company.”

Since taking on leadership of the Urban League affiliate in 2002, Dr. Baugh has been a champion for economic empowerment, with a depth of expertise in organizational development and enhancing equity and inclusion within the business community. Through its subsidiary, the Central County Community Development Corporation (CCCDC), Baugh expanded the reach of the Urban League to include the Entrepreneurship Center and Small Business Loan Fund, which is now designated as a Certified Development Financial Corporation (CDFI) by the United States Department of Treasury.

Dr. Baugh currently serves on local, statewide, and national boards and holds leadership roles including second vice chair and chair, respectively, at the Florida Community Loan Fund and Grounded Solutions Network as well as the Greater Fort Lauderdale Alliance. Dr. Baugh serves on local and regional advisories and has provided insight and testimony to influence policy and macro issues at the federal and state level.

Her numerous awards and recognitions include induction into the JM Family Enterprises African American Achievers and Broward County Women's Hall of Fame as well as being featured as a South Florida Business Journal Ultimate CEO and National Urban League Woman of Power. She has been awarded distinguished leadership and service honors from National Black Caucus of Local Elected Officials, Delta Sigma Theta and United Way of Broward County.

Dr. Baugh earned her undergraduate and master’s degrees from Florida State University and a doctorate in Organizational Leadership from Nova Southeastern University.

Dr. Baugh joins Mr. Singh on the board and fellow directors Tere Blanca, John N. DiGiacomo. Michael J. Dowling, A. Gail Prudenti, William S. Rubenstein, Sanjiv Sobti, Ph.D., Lynne Wines and lead independent director Douglas J. Pauls.

For more information visit www.BankUnited.com or call (877) 779-2265.

About BankUnited, Inc.
BankUnited, Inc., with total assets of $37.2 billion at March 31, 2023, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused in the Southeast region. BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com.